SCHEDULE 14A

                          SCHEDULE 14A INFORMATION

                 PROXY STATEMENT PURSUANT TO SECTION 14(A)
                   OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [   ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Section 240.14a-12


                        WILLAMETTE INDUSTRIES, INC.
                          -----------------------

              (Name of Registrant as Specified in its Charter)
                          -----------------------

                            WEYERHAEUSER COMPANY

  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
     0-11.

(1)  Title of each class of securities to which transaction applies:
(2)  Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)  Proposed maximum aggregate value of transactions:
(5)  Total fee paid:


______________

[  ] Fee paid previously with preliminary materials.
[  ] Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)  Amount Previously Paid:
(2)  Form, Schedule or Registration Statement No.:
(3)  Filing Party:
(4)  Date Filed:

EXPLANATORY NOTE

        Originally filed on November 16, 2000. Refiled for EDGAR indexing purposes only.

                                                [Weyerhaeuser Company logo]


News Release

For Immediate Release

             WEYERHAEUSER COMPANY DISAPPOINTED WITH WILLAMETTE
             INDUSTRIES, INC.'S REJECTION OF ITS CASH PROPOSAL

FEDERAL WAY, Wash., November 15, 2000 - Weyerhaeuser Company (NYSE: WY) today gave the following statement in response to Willamette Industries, Inc.'s (NYSE: WLL) rejection of its proposal to acquire all of Willamette's outstanding common stock for $48 per share in cash.

Weyerhaeuser noted that, "We are disappointed that Willamette has decided to reject our proposal to combine our two companies and refuses to negotiate with us. We urge Willamette and its board of directors to commence discussions with Weyerhaeuser to reach an agreement that will permit Willamette shareholders to receive a substantial premium for their shares and otherwise serve the best interests of all Willamette constituencies. If the Willamette Board would only sit down to discuss this transaction, they will recognize that this combination will produce superior value.

"Our proposal would create the premier forest and paper products company while providing Willamette shareholders with a substantial 38 percent premium over the company's closing price on Friday, November 10th, and a premium of approximately 60 percent to Willamette's average share price for the 60 days prior to the announcement of our proposal."

Weyerhaeuser Company, one of the world's largest integrated forest products companies, was incorporated in 1900. In 1999, sales were $12.3 billion. It has offices or operations in 13 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser's businesses, products and practices is available at www.weyerhaeuser.com.

FORWARD-LOOKING STATEMENTS

This news release contains statements concerning the company's future results and performance that are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, the effect of general economic conditions, including the level of interest rates and housing starts; market demand for the company's products, which may be tied to the relative strength of various US business segments; performance of the company's manufacturing operations; the types of logs harvested in the company's logging operations; the level of competition from foreign producers; the effect of forestry, land use, environmental and other governmental regulations; and the risk of losses from fires, floods and other natural disasters. The company is also a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan, and by changes in currency exchange rates, particularly the relative value of the US dollar and the Euro, and restrictions on international trade. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company's Securities and Exchange Commission filings.

IMPORTANT INFORMATION

Investors and security holders are urged to read the disclosure documents regarding the proposed business combination transaction referenced in the foregoing information, when they become available, because they will contain important information. The disclosure documents will be filed with the Commission by Weyerhaeuser. Investors and security holders may obtain a free copy of the disclosure documents (when they are available) and other documents filed by Weyerhaeuser with the Commission at the Commission's website at www.sec.gov. The disclosure documents and these other documents may also be obtained for free from Weyerhaeuser by directing a request to Kathryn McAuley at (253) 924-2058.

Detailed information regarding the names of the directors and executive officers of Weyerhaeuser and their interests in the proposed transaction is available in a filing made by Weyerhaeuser with the Commission pursuant to Rule 14a-12 on November 13, 2000.

Today's news release, along with other news about Weyerhaeuser, is available on the Internet at www.weyerhaeuser.com.

Weyerhaeuser contacts:


   Analysts                                                Media
   Kathryn McAuley       Joele Frank / Jeremy Zweig        Bruce Amundson
   Weyerhaeuser          Joele Frank, Wilkinson            Weyerhaeuser
   (253) 924-2058        Brimmer Katcher                   (253) 924-3047
                        (212) 355-4449